Exhibit 99.1

PAWFECT FOODS ANNOUNCES ACQUSITION OF SYNERGY PHARMACEUTICALS
AND $3.0 MILLION FINANCING

Files Charter Amendment to Split Stock and Change Corporate Name

NEW YORK, July 21, 2008 (BUSINESS WIRE) — Pawfect Foods, Inc., a Florida corporation (PWFF.OB) announced today that it acquired Synergy Pharmaceuticals, Inc. in exchange for shares of its common stock issued to Callisto Pharmaceuticals, Inc. (CLSP.PK; FWB: CA4) and completed  a $3.0 million private placement.  The company also cancelled 1,981,503.650 of 2,000,000 outstanding shares of Pawfect common stock surrendered by a principal stockholder as a condition of the exchange and financing, approved a 75.69060773 for one forward stock split and changed its corporate name to “Synergy Pharmaceuticals, Inc.”   The stock split and name change are expected to be effective within 10 days, As a result of the financing, exchange of shares, and the stock split, Synergy became a wholly owned subsidiary of Pawfect.

Synergy Pharmaceuticals Inc.  is a biopharmaceutical company focused primarily on the development of drugs to treat gastrointestinal disorders and diseases.  Its lead drug candidate is SP-304 (Guanilib), a guanylyl cyclase C (GC-C) receptor agonist, to treat gastrointestinal disorders, primarily chronic constipation and constipation-predominant irritable bowel syndrome (IBS-C).

Gary S. Jacob, Ph.D., Callisto CEO, Gabriele M. Cerrone, Callisto Chairman, John Brancaccio, a Callisto director, Chris McGuigan, Ph.D., and Thomas H. Adams, Ph.D. were appointed to constitute the Pawfect board of directors and, among other officer appointments, Gary S. Jacob was appointed President and Acting CEO of Pawfect pending Pawfect recruiting an independent CEO.  Dr. Jacob will continue to serve as CEO of Callisto.

Gary S. Jacob, Callisto CEO and Synergy President and Acting CEO commented, “Raising critically needed capital to fund the continuing development of SP-304 and retaining a 68% interest in the drug’s future given current market conditions is very encouraging.  It is our hope that the separation of Synergy’s gastrointestinal drug development from Callisto’s cancer drug development will allow the market to value SP-304 appropriately which the market was not able to do while SP-304 remained completely under Callisto’s capital structure and depressed market price.   We believe Callisto investors and the investors in the new Synergy Pharmaceuticals are best served through this transaction.”

More detailed information concerning the financing and related transactions can be found in Form 8-K reports filed with the Securities and Exchange Commission by Callisto and Pawfect on July 18, 2008.

About SP-304

SP-304 (previously referred to as Guanilib) is an analog (synthetic molecule) of uroguanylin, a natural gastro-intestinal hormone produced in the gut that is a key regulator of intestinal function. SP-304 works by activating a unique receptor on intestinal cells. The receptor, called the guanylate cyclase C (GC-C) receptor, promotes fluid and ion transport in the gastro-intestinal (GI) tract. Under normal conditions, the receptor is activated by the natural hormones uroguanylin and guanylin. Activation of the receptor leads to the transport of chloride and bicarbonate into the intestine, and water is carried with these ions into the lumen of the intestine, thereby producing a looser stool. SP-304, developed by Callisto/Synergy scientists, has been demonstrated to be superior to uroguanylin, in its biological activity, protease stability and pH characteristics. The compound is virtually unabsorbed systemically and demonstrates a very good safety profile. SP-304 has also been found to be effective in reducing inflammation in animal models of ulcerative colitis.

About Chronic Constipation and Irritable Bowel Syndrome

Chronic constipation is a very common condition. Up to 26 million Americans suffer from the condition and of these about 5 million have a severe problem. The prevalence is similar in other developed countries. Patients with chronic constipation often experience hard stools, straining during bowel movements and not enough bowel movements during the week. People with chronic constipation can experience serious discomfort which adversely affects their ability to work and their quality of life. Up to one sixth of adults experience Inflammatory Bowel Syndrome (IBS), a condition marked by disturbed bowel function and abdominal pain. IBS patients can have three different sets of symptoms; diarrhea-predominant (IBS-D), constipation-predominant (IBS-C) and mixed or alternating disorder (IBS-M). About 35% of patients suffer from IBS-C. IBS accounts for 12% of adult visits to primary care physicians in the US.

There are currently few therapies available for chronic constipation or IBS-C. The previous main product in this market, Zelnorm from Novartis Pharmaceuticals (NYSE: NVS), was withdrawn due to cardiotoxicity in April 2007 in the US. In 2006 Zelnorm sold about $561 million with about a 30% growth rate at the time of withdrawal.

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer. Callisto’s drug candidates include two anti-cancer agents. Callisto’s lead drug in the clinic, Atiprimod, is presently in a Phase II clinical trial in advanced carcinoid cancer, a neuroendocrine tumor, and in a Phase II extension trial in advanced carcinoid cancer patients. Callisto’s second drug in the clinic, L-Annamycin, is currently in a Phase I/II clinical trial in adult relapsed or refractory acute lymphocytic leukemia, and in a Phase I clinical trial in children and young adults with refractory or relapsed acute lymphocytic leukemia or acute myelogenous leukemia. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4. More information is available at http://www.callistopharma.com.

About Pawfect Foods, Inc.

Pawfect Foods raised capital in 2006 to develop an internet based business selling high quality natural pet foods and related products. It will discontinue its pet food distribution business and change its name to “Synergy Pharmaceuticals, Inc.”

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as “expect,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although Pawfect believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct.

Synergy Pharmaceuticals, Inc,

Pawfect Foods, Inc.

Gary S. Jacob, Ph.D.

CEO, Callisto Pharmaceuticals, Inc.,

+1-212-297-0010, jacob@callistopharma.com